Exhibit 99.1

                                October 24, 2005
                                 10:00 a.m. EDT

Moderator         Ladies and gentlemen, good day. Thank you for standing by.
                  Welcome to the Biophan Teleconference. At this time, all lines are in a listen-only mode. Later, there will be an opportunity for your questions. Instructions will be given at that time.
                  As a reminder, today's conference call is being recorded. I would now like turn the conference over to your host from Trilogy Capital, Mr. AJ Cervantes. Please go ahead, sir.

AJ Cervantes      Good morning. I'd like to read the cautionary statement before we begin the conference. This conference may contain forward-looking statements made by senior management of Biophan Technologies that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions, or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties, and performances or achievements expressed or implied by the forward-looking statements.

                  Actual future results and trends may differ materially from those made in or suggested by this call, due to a variety of factors. Consequently, you should not place undue reliance on any forward-looking statements made on this call. We discuss many of these and other risks and uncertainties in greater detail in recent filings with the Securities and Exchange Commission.

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                  Now I'd like to introduce Mike Weiner, CEO of Biophan
                  Technologies; and John Lanzafame, Corporate Vice President of the Biophan Business Development group. Good morning.

M. Weiner         Good morning, ladies and gentlemen. I'm Mike Weiner, CEO of
                  Biophan Technologies, and I'd like to welcome you to today's investor conference call. With me is John Lanzafame, who is Corporate Vice President of our newly formed Biophan Business
                  Development group, and also President of our Nanolution Drug
                  Delivery division. John will handle some of the areas we're going to discuss, and will answer questions later in this call. Just prior to the questions, we are pleased to note we will be making an announcement regarding progress on our Myotech relationship.

                  We have some exciting developments to relate to you today, but for those of you here who are new to Biophan, I will provide a brief summary of what we do and who we are. Biophan is a biomedical technology and product company with a strong intellectual property portfolio, currently totaling 156 U.S. patents, licenses or applications, and also 46 international applications. Forty-two of our U.S. patents are granted, and additional ones have been allowed by the Patent Office and will issue in the near future.

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                  Our technologies and solutions have a broad range of potential uses, which include solving the problems which prevent millions of recipients of implanted medical devices from being diagnosed using MRI. It is estimated by Medtronic that over half of pacemaker recipients, for example, have been denied
                  MRI since they received their implants. This can be very tragic, when a person is being staged for colon cancer or otherwise needs the benefits of MRI. We have solved the problems for making these devices safe, and we are making progress in moving the industry to adopt our technology solutions.

                  Safety issues are also one of the main reasons why most minimally invasive interventional surgery is performed onto x-ray versus MRI. We have solved the problems of both making medical devices safe and making them trackable under MRI, and in resolving the image artifacts that they cause.

                  Part of our recent licensing deals with Boston Scientific involves technology that will allow Boston Scientific, the innovation leader in minimally invasive surgery, the option to make any of their future devices safe and imageable. We cannot, for confidentiality and competitive reasons, tell you which devices they may adapt or when, but the license agreement we signed with them is available as an amendment to our recently filed 10-Q report, and you can review it for important insights.

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                  Another class of medical devices that cannot be effectively imaged is an area which we have also solved, and represents one of the most promising opportunities for high-volume revenues in our entire portfolio. We have developed technology that can allow future stents and vena cava filters to be diagnosed for in-stent restenosis, for vena cava thrombus blockage under MRI. This avoids invasive surgery, avoids the use of dyes, which can cause allergenic reactions, and eliminates the need for people to undergo powerful and lengthy x-rays, something particularly important when treating pregnant women and small children.

                  Our innovative research and solutions development is not limited to MRI. We are developing applications in the areas of drug delivery and implantable power systems that create electricity from body heat, and we recently launched an initiative to expand our presence in the cardiovascular device area, which is a very fast growing and important segment of the biomedical industry.

                  Our mission and our business model is to focus on commercializing our technology via licensing agreements with large manufacturers. This past summer, we closed our first transaction with Boston Scientific, which provides for royalties ranging from 3% to 5%, and has multimillion dollar

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                  milestone payments on many products. This transaction has
                  significantly elevated the visibility and competitive advantages of Biophan's technology, and has resulted in multiple discussions with the other major medical device companies, which John will go into in more detail in a moment.

                  As many of you know, we frequently present at investor, industry, and scientific conferences. At these forums, we have communicated Biophan's business and technologies, which we will highlight in just a few seconds, and we have met with several current and potential institutional and private investors. Moreover, we have spoken to several medical device companies, both large and small, as we continue to explore licensing opportunities.

                  We find that this high visibility pays off in corporate awareness, issue awareness such as MRI safety, and technology awareness, as many times there are either executives or scouts from the major companies we seek to do business with at these events, and the visibility raises the interest in what we are offering. For example, today I am in Boston at the Lux Executive Summit, where I am one of only about ten companies presenting, and the audience includes Johnson & Johnson, Baxter Healthcare, the New York Times, the Associated Press, Forbes, and many other institutional and media representatives.

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                  Now we'd like to provide you with some updates on our recent activities. I would first like to address some of the financial details on our recent 10-Q filing, as well as a progress report on our work in Germany, and then I'll introduce you to John Lanzafame, who will provide an update on our current business development activities in a number of areas.

                  Our recent 10-Q showed an unusually high G&A expense and a loss for the quarter, approximately twice the norm. This is due to a one-time extraordinary, non-cash event, which I will explain, and is not reflective of cash spending by the company. There have been a great many e-mails and phone calls from shareholders about this report, and I would like to explain a few things about it.

                  The quarter included this one-time $3-plus million non-cash charge related to certain employee options that were granted in March of 2004, when our stock was $0.97. Our board of directors wished to incent the management team and to only provide the bulk of these options if certain goals were met. These goals included closing the Boston Scientific transaction, closing a new financing facility to replace the $0.80 financing traunch that was then in place, and listing on a major exchange. I'm very pleased to report that we have achieved the first two objectives, the Boston deal and a new optional financing package at an average of $3.00 per share, and the third goal, listing on a major exchange, is in process.

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                  At the time that the board of directors issued this contingent option grant, the stock price was $0.97. Just a few months later, with the closure of the Boston Scientific deal, the stock was at $2.97, when the contingent options cut in.

                  Our next financing traunch was priced at $0.80 and made no sense to us to execute. We cancelled the financing and negotiated a new one, with an average price of $3.00 and no traunches below $2.00, with SBI Brightline. With these two actions, the management team met two of the board of directors' three critical objectives.

                  The way the Financial Accounting Standards Board or FASB requires that these options be booked under current regulations is that a formula is run, which results in something akin to the difference between the price at the time of the option grant and the price at the time of the achievement, to hit the P&L as a non-cash charge. There is an offsetting increase to shareholders' equity, so that there is zero impact on net worth and zero impact on the company's cash.

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                  Unfortunately, this accounting results in a P&L charge as a loss, and that loss is shown on the G&A section of our P&L. However, we did not spend any money, and we did not negatively impact the net worth needed to qualify in a major stock exchange associated with these stock options. An unfortunate number of shareholders misread this 10-Q statement and assumed cash outlays had risen suddenly, and raised concerns that the G&A section of our P&L was much greater than our R&D spending. We feel that this contributed significantly to the recent decline in the share price.

                  This negative hit to the P&L would have been nominal, if the board had issued all the stock options to the management team without the contingencies, but the board had a very reasonable motive in making the option grants contingent, and if the stock price had not nearly tripled, there would be virtually no negative entry on the P&L. This event was a bit of a Catch 22 in terms of financial reporting, and has caused an unfortunate misunderstanding I hope that this brief explanation helps to clear up.

                  The charges to P&L earnings are offset by an increase in shareholder equity under this transaction. To summarize, the large extraordinary P&L event related to the options and interest charges this quarter did not consume cash, did not reduce company net worth, and was the result of the board of directors wishing to conserve stock option grants by linking

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                  them to performance. The accounting rules unfortunately
                  require accounting that makes contingency options hit the P&L, and is particularly ugly when the stock has risen substantially from the time it was granted.

                  I will now outline some of the very positive events that have occurred in recent weeks. Our Biophan Europe division is now receiving matching funds from the German government, being drawn down for animal testing over our vena cava filter, which is visible under MRI, to allow the detection of blood clots, which can today cause fatalities to vena cava recipients.

                  Safety of device is heating up. There is an important scientific conference coming up at ISMRM in Virginia. Biophan's submitted scientific paper on lead heating has been accepted for presentation. My staff and I will be attending, and we will be meeting with industry and government representatives. The issue of device heating has become far more visible as well as understood, in part due to Biophan's research in this field, an important identification of aspects of device heating, which had not been well understood, and which demonstrates that devices such as pacemakers are clearly not safe to use with MRI machines, in spite of several previous publications which made this claim.

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                  The biothermal battery project we are jointly developing with
                  NASA is alive and well. The project suffered a temporary setback, when certain custom components ordered by NASA for a jointly designed test reactor for making the nanomaterial thin films that are predicted to generate power from body heat, when these parts were delayed by a vendor. The parts are now in and the reactor is being assembled, and we should have our first test results in the first part of calendar 2006.

                  We've had a lot of interest in both our contrast agents and our technology for active drug delivery. However, we are keeping R&D on these projects at a minimal rate, while we focus on stents and vena cava filter development, and this will continue until such time as a partner is willing to ante up and share development costs against specific product goals.

                  We have entered into a letter of intent to acquire a minority interest in Myotech, a company developing a very exciting cardiovascular assist device, a heart pump, which does not have the problems associated with blood contact, and those include bleeding, clotting, and infection, problems that plague virtually all other heart-pumping devices. We believe this technology represents an extraordinary opportunity in the medical device market, with substantial revenue and profit potential for Biophan.

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                  While it will take approximately three years to complete
                  clinical trials in humans, we have reason to believe we will be able to close a deal with a major device company well before that time frame, and that the partner or possibly several partners will pay for the further development and clinical trials. Support for Myotech and interest in working on the clinical trials has been received from several major medical centers, including Duke University, Rochester General Hospital, and the University of Rochester, and we have stated interest from several other leading research institutions, both government and private, who we anticipate working with, and at least one of whom is planning to help with research funding.

                  I will now introduce John Lanzafame, who will talk about our current business development activities.

J. Lanzafame      Thank you, Mike. Although I cannot comment in detail about our development work with Boston Scientific, I would like to review very briefly what we've announced previously with regard to Boston and then to share some new news.

                  The Boston Scientific agreement covers multiple technology fields that Biophan possesses, and contains both exclusive and nonexclusive product categories. The exclusive product categories include vascular implants, and there are a variety of nonexclusive product categories as well.

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                  One interesting piece of news is that one of the technologies for making MRI-compatible stents and other implants, which Biophan licensed from Drs. Ruebben and Bucker and announced back in May, is not included in the Boston Scientific license agreement. The Boston Scientific agreement includes other Biophan solutions for making MRI-visible stents and other vascular implants, but the Ruebben-Bucker technology is a different technology covered by different patents, and is not included in the Boston agreement.

                  This means that we are now free to work with other companies to bring this technology to market. This is an exciting development for us, as it opens up even more of the market for stents and vascular implants to Biophan solutions. We are currently in preliminary discussions with several major companies regarding this technology.

                  We are also continuing our sales effort related to our other products, including solutions for making MRI-compatible pacemakers, neural stimulators, and other devices. As an example of our other business development efforts, we have spoken with more than ten different organizations about applications for the SQUIGGLE motor, and three companies have either purchased evaluation units or are currently reviewing quotes.

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                  Due to the breadth of the Boston Scientific relationship,
                  Biophan was forced to slow down some of our sales efforts during the negotiations with Boston Scientific. Once the agreement was completed this summer, we were able to accelerate our business development activities again, and we are now very actively pursuing additional development partners.

                  The sales cycle for the medical device industry is quite long, especially for truly novel devices and technologies, such as those developed by Biophan. The planning horizon for new devices can be several years. However, at this point, and with the Boston Scientific agreement behind us, the interest we are now receiving from the industry is very strong, and we look forward to establishing additional partnerships.

M. Weiner         As I noted at the opening of the conference, we have an
                  important announcement to make today, and I'd like to have this announcement precede the question and answer period, which is basically that there are now three large research institutions, which I mentioned earlier, who have committed to working with us on the clinical trials. Also involved in the relationship with these organizations is our government grant requests, that we believe have a very good chance of being funded and have the potential to bring in at least several million dollars in R&D, which would not result in any equity or hits to royalties out or anything else, as technology developed under the grants would belong to us.

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                  We think that this is very exciting and that the Myotech
                  represents revenue potential at least as large as the stent and vena cava revenue opportunities, and we're talking about revenue potentials in at least the several hundred million dollar range. There's a great deal of information on our Web site about the Myotech device, which I would urge everybody to look at, and particularly video two of the three-part video series, which is Dr. James Lowe, head of cardiothoracic surgery at Duke University.

                  Now we are ready to take the questions. I have had written several written questions, which were submitted by shareholders and which have not been addressed in our presentation. I will read and answer these, and then we will open the floor to questions from callers.

                  The first question says: "The latest 10-Q showed increased losses for Q2. Could we expect to see improvement for Q3 and Q4?"

                  The answer is yes. We should return to a normal rate of spending with just one additional P&L adjustment, whenever the listing on a major stock exchange is finalized. Again, that's one that won't impact net worth or cash.

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                  Question two: "Why is G&A substantially in excess of R&D
                  expenses for this development stage company?"

                  The answer is that the large P&L charge, explained previously, had to booked under the G&A. It doesn't represent cash spending.

                  Number three: "The BSX license or Boston Scientific license fees are spread out over 12 months, plus annual fees due January 1st. Is that enough to carry the company for the next 12 months?"

                  First of all, we got all the cash upfront, but we have to book it over 12 months, because, again, that's how accounting works. That would not be adequate for the company to operate. Our plans are to both close additional deals for R&D and licenses, and to utilize a portion of the SBI financing, which is in the process of registration.

                  Question four: "When Biophan bought the German subsidiaries," actually it's what was AMRIS and is now operating as Biophan Europe, "Were there any other interested suitors?"

                  The answer is yes. There was interest and discussion underway with two of the largest medical device companies and one mid-size European company, and we felt we got there just in the nick of time.

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                  Five: "Are you aware of any efforts by the FDA to require that medical devices are MRI-safe? In general, what can be done to nudge the device companies into ethical, if not legal, compliance?"

                  The answer is there is a lot of activity at the FDA and the ASTM industry standards organization in identifying what would constitute a truly MRI-safe device. Biophan is very active in this area. As to a mandate for safety, we think this would be a viable option. Biophan is doing a great deal to nudge companies into making their devices safe, and there is a great deal of activity behind the scenes.

                  I just want to also mention that if we were to imply even a hint of what's going on with specific companies in specific product lines, I believe we would blow our franchise as a viable technology provider. We have to maintain the sanctity of inquiries and confidential discussions, because everybody who deals with us is looking to have a competitive advantage, and ideally jump the gun on a competitor.

                  Question six: "Would it be better to take less percentage royalty now, in order to get the first deal done, then to hold out for a higher royalty?" I assume that this question is just relating to pacemakers, since we've already got deals done.

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                  My thought is probably not. This rate reduction would only be necessary in the pacemaker industry, and we believe that the learning process underway in that industry will eventually demonstrate the value and the necessity of the Biophan solutions. We're better off waiting, and lowering the price would not necessarily expedite closure at this time. Getting deals done in the industry involves complex technical discussions and market research.

                  Our indications are that once these are understood, the 3% to 5% royalties we generally negotiate for are not an inhibitor to closure, as evidenced by the Boston Scientific deal, which, by the way, includes rights for pacemakers, neurostimulators and defibrillators. The Boston Scientific deal has helped set a benchmark for our value proposition. We would, however, entertain large cash buy-downs of our royalty rates, under the right conditions. In the case of pacemaker companies, the royalty rates have the potential to be higher, if we wait until products ship that have the potential to infringe our patents, rather than succumb to lowball offers, which I believe are designed to bypass exposure to our patent portfolio.

                  The last written question: "What, if any, assurance do we have that licensees will develop Biophan's technology? Does Biophan have any recourse if development is shelved?"

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                  The answer is yes. There are several. The first is that there is a requirement on certain exclusive products to use it or lose it. Given that there is a competitive solution we can make available to third-parties, there is a strong impetus to be first to market and not be left out.

                  It took quite a bit of activity on Biophan's part to wind up with a marketable, visible stent solution outside of the Boston Scientific exclusive. It is now possible for Biophan to have multiple customers licensing and shipping visible stents. We generally try and negotiate what we call a use it or lose it clause, and escalating minimums in all of our transactions. The Boston Scientific deal was a bit special, because it was our first transaction, and it involved joint development to reach a common goal.

                  We will now take questions from the audience.

Moderator         The first question is from Paul Warnick. Please go ahead.

P. Warnick        Are there any thoughts that the company is a potential target for acquisition, having that business model, rather than just a straight licensing of technology?

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M. Wiener         Sure. You never know. If somebody wants to come along and make us an offer, I'd certainly love to hear one, but we're not actively attempting to sell the company and I'll tell you why. I don't think any one company would pay for the value of all these diverse technologies that we offer. For example, somebody who is in the pacemaker business might or might not be in the stent business. They might or might not be interested in drug delivery, nanotechnology.

                  What you see us doing is beginning to divisionalize our assets, so that somebody may come in later on and they might want to buy, for example, Myotech, once we have acquired our interest in it, or they might want to acquire pacemaker safety in order to block any other licensees, other than the one that Boston has already been clever enough to take from us. So I think that the potential to sell off a division is one that has real potential, and we always have that at the back of our mind.

                  But our real goal is to get the maximum deal for our shareholders, and that might come from long-term licensing annuities. It might come from a large upfront payment for a prepaid license or a royalty buy-down. It might come from selling off some technology or patents. It might come from litigating for infringement. You just really can't say. One of

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                  the problems that I see with venture capital-backed companies is they are one-trick ponies. One deal, one technology platform, use it or lose it, and then they are desperate to sell the company off. I like our model better. I think long-term we'll all make more money with it, but that's not to say that if somebody out there in the listening audience wants to come in and make us a nice offer, multiples over our current share price, that we wouldn't entertain it.

Moderator         Our next question is from Gary Schoenfeld. Please go ahead.

G. Schoenfeld     What developments have occurred that you might consider less than favorable this year, that would affect us as Biophan going forward?

M. Wiener         I'll tell you, the recent share price was certainly one, which surprised me and I think was based on the misunderstandings I hope I've clarified today. The slight delay in the biothermal battery development, but I don't think that's significant in the grand scheme of things. So I don't have in my head very many disappointments.

                  My major excitement is two things, the Boston Scientific deal, number one, but the stunning images that you can see on our Web site of visible stents, this is breakthrough medical technology. You can ask anybody in the medical industry who places stents or diagnoses them if this is important or not, and you'll probably get a pretty positive answer.

                  That, plus the fact that we've solved the MRI safety problems and proven that in spite of some very prominent scientists saying the problems were marginal. They were dead wrong. If you go in an MRI machine with a pacemaker, you have a chance to be killed or have serious damage done to the device, so that when you leave it may not work properly, and if it's a defibrillator you may drop dead a month or two later.

                  I take tremendous pride in having helped solve this problem, the goal, the original goal of Biophan, tremendous pride, and it is not my fault that these pacemaker companies are arrogant enough in some ways, and have a monopoly that doesn't mandate that they make their devices safer. But recent problems that we've all read about that they've had have made safety a much, much higher matter of concern to senior management, and I believe eventually we will see safe pacemakers.

Moderator         The next question is from Patrick Buccieri. Please go ahead.

P. Buccieri       I was wondering if there was naked short-selling going on in
                  Biophan stock.

M. Weiner         I was wondering the same thing. It's very hard to detect,
                  because I don't really know that much about it, but the way I understand that it works is that market makers don't require people who put in a short to cover. Now I'm pleased to see

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                  that the SEC is investigating and has brought actions against some companies for naked shorting, and some people who short the same companies they fund. That there's been an indictment recently, I'm just delighted.

                  If you go to our Webcast section and you look at the value-rich section of our presentation, the third presentation down on the Webcast, I speak at length about how to survive the reverse merger, and I talk at length about reverse shorting. We try very hard to make it very unattractive for shorters by, first of all, only dealing with quality funding sources, and secondly, being as aggressive and visible as we are in the market to create a much higher volume, which scares these people. So every time we suspect that somebody may be shorting, we get very aggressive with our PR and our announcements such as the recent one about 12 patents, but, to tell you the truth, I don't know. I think that the cause of the recent sell-off was not naked shorts. I think it was shareholder disappointment in the misreading of the 10-Q I hope I cleared up today. But it's a very hard to thing to track, and I hope that over time the government puts more and better regulation in, because many companies in the OTC get killed by naked shorts, and I don't believe we're one of them.

Moderator         The next question is from Mark Murphy. Please go ahead.

M. Murphy         Michael, you've stated in the past that you feel obviously that the stock is undervalued, as do I think the rest of the majority of your shareholders. Given two major future upcoming events, one being listing on a major exchange and the other the realization of some recurring revenues from royalties, what time frame would you expect that we might see some significant price appreciation?

M. Weiner         I really don't know, and if I did I'm sure that my lawyers would prefer that I didn't say. What we do at Biophan everyday is try and continually innovate and patent and build developments with large companies. There is so much unknown.
                  The price could go up when royalties start coming in from a major device like stents, but the price could easily go up, I would guess, the next time we close a deal with a major company.

                  Imagine a deal with a company of the size of Boston Scientific or greater, and a deal, if it had more cash upfront, what would the stock do? I don't know, but I'll tell you, that's why I'm holding and not selling.

Moderator         You have a question from Nicholas Goodman. Please go ahead.

N. Goodman        Mike, I was interested about the tests that were being done in
                  Biophan Europe. You mentioned the porcine model tests, and there was a recent abstract published at the SMIT 2005 thing that was on the Web. Do these tests at all, at least hypothetically speaking, could they be used as part of the regulations needed for a 510K approval for a device?

M. Weiner         I believe that they are definitely being done to allow the FDA regulation of any device. I think it would be inappropriate for me to say whether it would be 510K or other, and it might be for Europe and it might be for the U.S., but to answer your question, animal testing is done to facilitate proof of principle and regulatory approval by our partners. It has generated enormous interest and, also, there is a lot of interest in the recent indications of a visible heart valve that Dr. Meltzer has shown and we recently announced. There you will be able to actually put in a heart valve, where you could see the flow and see it opening and closing under a fast
                  MRI machine, and again, with none of the downside risks that other modalities oppose. So yes, it's definitely towards clinical approval.

Moderator         You have a question from Dr. Martin Rueben. Please go ahead.

M. Rueben         When do you think or when do analysts think that the company will start to show a profit?

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M. Weiner         You can read the analysts' reports. They are linked to our Web site. The company has not made any projections and is not at this time making any projections.

M. Rueben         Thank you.

Moderator         You have time for one more question. It will be from the line of Dan Bailey. Please go ahead.

D. Bailey         I have two questions, quickly. One, would it be reasonable to expect an AMEX listing by year's end? Two, I believe Boston
                  Scientific has sublicense abilities with your technology, which I think is an opportunity being overlooked by some investors. Could you go into that a little bit please?

M. Weiner         Sure. The first is I can't say anything specific about the listing. One thing, when you list you're asked not to make public statements about the process, and it's inappropriate to speculate. So I'm not going to speculate, but we believe we meet the qualifications for listing and we're working arduously on it, and it will come when the organization decides to grant it. I'm certainly hopeful sooner than later.

                  As far as sublicensing, this is one of the very exciting aspects of the Boston deal, and it was one of the reasons we turned down the two pacemaker deals that came our way. You see, when a big company has a license, an exclusive license, they may want to get out of some other headache, like a patent litigation, by granting a sublicense to something of high value and competitive advantage to one of their competitors.

                  We want to encourage that, because our goal is to eventually get income from all biomedical devices and not just a third or a half of a device under an exclusive. So by granting a sublicense, there is an incentive to our customers, who have an exclusive, to give a competitor rights, but they may do it for some horse trade unbeknownst to us. As long as we get the revenues from the eventual shipment of products, we're quite happy about that.

                  That was a long and complex component of the negotiations. We won't give a license where it's exclusive, where if there is a sublicense granted we get cut out. That was part of the chicanery in the very clever offer that we got from a pacemaker company, and then an increased offer. I'm afraid that a lot of small companies without licensing sophistication might take a deal like was offered to us, and not discover for several years that they got snookered.

Moderator         Please go ahead with any closing comments.

M. Weiner         Ladies and gentlemen, we very much appreciate your
                  participation today on this conference call. I think it's evident that everyone at Biophan is very enthusiastic about our company and its future. This is a very exciting young company, which has created a very powerful intellectual property portfolio, on very important medical devices in a relatively short period of time. While Biophan has had a remarkable history, we think our future is even brighter. I really want to thank each of you again for your time today, and your support and interest in the company.

Moderator         Ladies and gentlemen, this concludes your conference for
                  today. Thank you for your participation and using AT&T
                  Executive Teleconference. You may now disconnect.